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                               e~navigator Fund
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                                    Form of
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                     PRINCIPAL UNDERWRITER'S SERVICE PLAN

       This Plan (the "Plan") constitutes the Principal Underwriter's Service Plan relating to shares of e~navigator Fund, a Massachusetts business trust (the "Trust").

       Section 1. Service Fee. Subject to the limitation set forth in Section 2,
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the Trust will pay to New England Securities Corporation, a Massachusetts
corporation which acts as the Principal Distributor of the Trust's shares, or such other entity as shall from time to time act as the Principal Underwriter of the Trust's shares (the "Distributor"), a fee (the "Service Fee") for the expenses borne by the Distributor in connection with the provision of personal services provided to investors in shares of the Trust and/or the maintenance of shareholder accounts, at an annual rate not to exceed 0.25% of the Trust's average daily net assets, as compensation for the Distributor's services as principal underwriter of the shares of the Trust. Subject to such limit and subject to the provisions of Section 6 hereof, the Service Fee shall be as approved from time to time by (a) the Trustees of the Trust and (b) the Independent Trustees of the Trust. The Service Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine. All payments under this Section 1 are intended to qualify as "service fees" as defined in Conduct Rule 2830 of the National Association of Securities Dealers, Inc. (or any successor provision) as in effect from time to time.

       Section 2. In no event shall the Trust pay to the Distributor any Service Fee under this Plan unless and until the Trust no longer invests all of its investible assets solely in shares of the Cortland General Money Market Fund of Cortland Trust, Inc.

       Section 3. This Plan shall continue in effect for a period of more than
one year after [           ], 1998 only so long as such continuance is
specifically approved at least annually by votes of the majority (or whatever other percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the "Act") or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan.

       Section 4. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

       Section 5. This Plan may be terminated at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding shares of the Trust.
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       Section 6. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

       A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding shares of the Trust, on not more than 60 days' written notice to any other party to the agreement; and

       B. That such agreement shall terminate automatically in the event of its assignment.

       Section 7. This Plan may not be amended to increase materially the amount of expenses permitted pursuant to Section 1 hereof without approval by a vote of at least a majority of the outstanding shares of the Trust, and all material amendments of this Plan shall be approved in the manner provided for continuation of this Plan in Section 3.

       Section 8. As used in this Plan, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the Act and the rules and regulations thereunder and (c) the term "majority of the outstanding shares of the Trust" shall mean the lesser of the 67% or the 50% voting requirements specified in clauses (A) and (B), respectively, of the third sentence of Section 2(a)(42) of the Act, all subject to such exemptions as may be granted by the Securities and Exchange Commission.

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